Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors and Stockholders
SpectraLink Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2000 Stock Option Plan of SpectraLink Corporation of our report dated January 21, 2003, with respect to the consolidated balance sheet of SpectraLink Corporation and subsidiary, as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of SpectraLink Corporation.

KPMG LLP

Denver, Colorado
July 23, 2003